Exhibit 10.6.4

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is made and entered into this 18th day of June, 2008, by and between Glenn Dale Business Center, L.L.C., a Maryland limited liability company (“Landlord”), and TVI Corporation, a Maryland corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to a Lease dated February 16, 1998, as amended by the First Amendment to Lease dated December 10, 2002, as amended by the Second Amendment to Lease dated January 16, 2004, and as amended by the Third Amendment to Lease dated March 29, 2004 (collectively the “Lease”), whereby Tenant leases from Landlord certain premises containing approximately one hundred eighteen thousand two hundred seventy-three (118,273) square feet, known as Suites 200 and 200b (the “Premises”), located at 7100 Holladay Tyler Road, Glenn Dale, Maryland (the “Building”) for a Term which expires on April 30, 2010 (the “Current Term”); and

WHEREAS, Landlord and Tenant wish to amend the Lease by extending the Lease Term by an additional five (5) years and to otherwise modify the Lease.

NOW THEREFORE, in consideration of the mutual covenants herein made, Landlord and Tenant hereby enter into this Amendment and state as follows:

RECITALS. The foregoing recitals are incorporated herein by this reference.

CAPITALIZED TERMS. Unless otherwise defined herein, all capitalized terms shall have the same meaning as they have been assigned in the Lease.

LEASE TERM. Notwithstanding any provision of the Lease to the contrary, the Lease Term shall be extended by an additional five (5) years (the “Extension Term”) following the expiration of the Current Term. The Extension Term shall commence on May 1, 2010 (the “Extension Term Commencement Date”) and shall expire on April 30, 2015 (the “Extension Term Expiration Date”). Notwithstanding any provision of the Lease to the contrary, the Tenant shall have no right to extend the Lease Term beyond April 30, 2015.

PREMISES. Tenant acknowledges that Tenant is currently in possession of the Premises and, except as provided for in Paragraph 7 of this Amendment, Tenant hereby accepts the Premises in its “as is” condition, subject, however, to Landlord’s ongoing repair and maintenance obligations as required under the Lease and the following corrective actions, all of which Tenant has notified Landlord in writing:

(i)	Repair of roof leaks (The Landlord and Tenant acknowledge that the roof on the Building has been replaced and is currently under warranty and thus, the Landlord shall take commercially reasonable steps to enforce the roof warranty in repairing any leaks); and

(ii)	Fire Alarm System requires upgrades, repairs and/or replacements (The Landlord and Tenant acknowledge that the Landlord is currently working on this item.)

MINIMUM RENT. Tenant shall continue to pay Minimum Rent in the amounts and upon the terms and conditions set forth in the Lease through February 28, 2009. Beginning on March 1, 2009 and continuing throughout the Extension Term, Tenant shall pay Minimum Rent in the amounts set forth in the following schedule:

Time Period	Per Square Foot Rate	Annual Minimum Rent	Monthly Minimum Rent
3/1/09–2/28/10	$5.53	$654,049.69	$54,504.14
3/1/10–4/30/11	$5.81	$687,166.13	$57,263.84
5/1/11–4/30/12	$6.10	$721,465.30	$60,122.11
5/1/12–4/30/13	$6.25	$739,206.25	$61,600.52
5/1/13–4/30/14	$6.41	$758,129.93	$63,177.49
5/1/14–4/30/15	$6.57	$777,053.61	$64,754.47

ADDITIONAL RENT. For the remainder of the Current Term and throughout the Extension Term, Tenant shall continue to pay its proportionate share of Real Estate Taxes, Common Facilities Costs for the operation, maintenance and management of the Common Facilities, and Insurance pursuant to the Lease. In addition, Tenant shall continue to be responsible for the costs and expenses of utilities, trash removal and janitorial services provided to the Premises and in accordance with the Lease, as well as all other Additional Charges specified in the Lease.

IMPROVEMENTS. (a) Promptly following the full execution of this Amendment, Landlord shall, in a good and workmanlike manner, and in compliance with all applicable laws, regulations, rules, orders, codes and ordinances, complete improvements to a portion of the Premises containing approximately 30,000 square feet (the “Renovated Premises”) in accordance with the following:

1) Tenant will cooperate with Landlord’s architect to promptly finalize the working drawings and specifications of materials for the improvements that Tenant desires beyond the “as is” condition of the Premises (the “Improvements”) (which final working drawings will comply with the ADA, and will incorporate and be consistent with the Building standards). The preliminary working drawings and specifications will be completed and attached hereto and made a part hereof as Exhibit A. Said drawings and specifications, when completed, will be ready to submit for necessary permits. Such drawings and specifications must be approved by Landlord prior to the commencement of any work related to the Improvements, which approval shall not be unreasonably withheld, conditioned or delayed. As modified by any Landlord reasonably-required changes, the final working drawings will be the “Final Plans”. If Landlord fails to respond to Tenant within ten (10) business days of request for approval, then Landlord shall be automatically deemed to have approved the working drawings as the “Final Plans.” Tenant is solely responsible for determining whether or not it is a public accommodation and for compliance with ADA within the Premises. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

2) Landlord will be the construction manager for the construction of the Improvements in accordance with the Final Plans. For the purpose of billing, the cost of the Improvements will be Landlord’s cost of constructing the Improvements, which includes a construction management fee of five percent (5%) of the total design and construction costs for supervision and coordination thereof. The cost of constructing the Improvements is estimated to be $363,773.00 as set forth in the Project Budget set forth on Exhibit B attached hereto and made a part hereof (the “Improvements Cost Estimate”). In the event the cost of the Improvements exceeds the Improvement Cost Estimate, Landlord agrees to notify Tenant in writing prior to performing the work and Tenant shall have the right to approve in advance the cost overruns or modify the Final Plans to reduce or eliminate the cost overruns. Landlord agrees that Tenant may use Tenant’s contractor to erect the walls separating the Renovated Premises from the remainder of the Premises.

3) Subject to Landlord’s obligations set forth in the Lease and in this Amendment, Landlord’s obligations with respect to improvements and alterations of the Premises shall be limited to the Improvements set forth in the Final Plans.

(b) Landlord will provide Tenant with an allowance (the “Improvement Allowance”) of up to $309,209.00 to be used for Improvements to the Premises. The Improvement Allowance may be used to pay: (a) the construction management fee; (b) the architectural and engineering fees, if any, relating to the Improvements [including: (i) the architectural fees related to the preparation of all drawings, (including CAD drawings) plans and specifications (collectively, “plans”), and (ii) engineering fees related to the planning and performance of the Improvements in the Premises]; and (c) all costs and expenses (including permit fees) incurred in the construction of the Improvements, including, without limitation, the purchase of air-conditioning units and related ductwork and security device(s) at the entrance door to the Renovated Premises, over and above the current “as is” condition of the Premises (collectively “Tenant’s Costs”). Landlord will credit the Improvement Allowance against the foregoing costs of constructing the Improvements. Tenant will pay as Additional Rent any excess (the “Excess”) of Tenant’s Costs over the Improvement Allowance as follows:

1) Upon approval of the Final Plans, Tenant shall pay to Landlord $54,564.00 of the Excess.

2) Within thirty (30) days following the last to occur of (i) Substantial Completion of the Improvements as evidenced by Landlord’s architect’s certificate; (ii) receipt by Landlord of a certificate of occupancy (if required); and (iii) submission to Tenant of the detailed final accounting for all costs hereunder together with supporting documentation, Tenant shall pay to Landlord any unpaid balance of the actual Excess based on the final costs if and to the extent approved by Tenant in accordance with Paragraph 7(a)2.

3) If the final costs for the Improvements are less than the Improvements Cost Estimate, Landlord shall promptly credit to the next Rent payment, the difference between the Improvements Cost Estimate and the final costs.

(c) Failure to make any such payments within thirty (30) days following delivery of written notice to Tenant that same is due shall constitute a Default under the Lease, entitling Landlord to all available remedies;

(d) If Tenant requires any changes in the approved drawings and specifications for the Improvements (the “Tenant Changes”), Tenant must present Landlord with revised drawings and specifications for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. As a condition of its approval, Landlord may require additional payments against the Excess, if Landlord reasonably determines that the Tenant Changes will increase the Excess. If Landlord approves the Tenant Changes, Landlord will incorporate such changes in the Improvements.

(e) Substantial Completion shall be deemed to occur when the Improvements specified herein have been completed in accordance with the Final Plans, except for punch-list items which do not materially interfere with Tenant’s intended use of the Premises.

(f) Tenant shall prepare and submit a punch-list to Landlord within ten (10) business days of delivery to Tenant of notice of Substantial Completion via email to svoelkel@tvicorp.com. If Tenant timely submits such punch-list, then Landlord will complete the repair of the punch-list items within thirty (30) business days of receipt of such list (which time shall be extended for delays beyond Landlord’s reasonable control, but in no event longer than sixty (60) days of receipt of the punch-list). Landlord shall also be responsible for repairs to latent defects to the Improvements and shall warrant the Improvements for a period of one (1) year following Substantial Completion. Tenant shall receive the benefit of any applicable manufacturer’s warranties, to the extent such warranties are assignable to Tenant, and, if not assignable, then Landlord’s warranty described in the preceding sentence shall be for the period of the applicable manufacturer’s warranty, but in no event less than one (1) year.

(g) The parties acknowledge that Landlord’s ability to complete the Improvements to the Renovated Premises is dependent upon Landlord obtaining unfettered access to the Renovated Premises and reasonable access to the remainder of the Premises as may be reasonably required to complete the Improvements and bring equipment and supplies to the Renovated Premises. Tenant is currently occupying the Premises, and Tenant agrees to permit Landlord full access to the Renovated Premises during normal business hours to construct the Improvements; provided, however, Landlord agrees to use its reasonable best efforts to not cause interference with the conduct of Tenant’s business while constructing the Improvements, and, provided Landlord utilizes such reasonable efforts, under no circumstance will Tenant be entitled to a full or partial abatement of Tenant’s rental obligations for the Premises during the construction of the Improvements. Landlord shall cooperate with reasonable requests made by Tenant to avoid disruption or damage to the filter and canister assembly line being conducted in the Renovated Premises.

(h) Tenant agrees to hold harmless and indemnify Landlord from any and all claims, liability, loss or damage including but not limited to damage to Tenant’s personal property and disruption to Tenant’s business suffered by Tenant arising from Landlord’s renovation of the Premises, except for damage to Tenant’s personal property caused by Landlord’s or Landlord’s contractors’ or subcontractors’ negligence or willful misconduct.

(i) In the event Substantial Completion of the Improvements has not occurred on or before the sixth (6th) week following the date the Final Plans are approved by Landlord and Landlord has obtained all necessary permits to complete the Improvements, then for each week, or portion thereof, thereafter that Substantial Completion has not occurred, the March 1, 2009 date for Minimum Rent to increase to $5.53 per square foot shall be extended by one (1) week. For example, if the Final Plans are approved on July 1, 2008 and Substantial Completion of the Improvements occurs on September 1, 2008, then the March 1, 2009 date shall be changed to March 22, 2009, a three (3) week extension corresponding to two additional full weeks and one additional partial week, in excess of six (6) weeks, that Landlord required for Substantial Completion of the Improvements. After full execution of this Amendment, the Landlord will promptly apply for and use its diligent good faith efforts to obtain all necessary permits to complete the Improvements and substantially complete the Improvements in a timely and prompt manner.

NOTICES TO LANDLORD. Notwithstanding the provision of the Lease to the contrary, all notices or demands shall be provided to Landlord at the following address:

Glenn Dale Business Center, L.L.C.

c/o First Potomac Management LLC

Attn.: Tim Zulick

7600 Wisconsin Avenue, 11th Floor

Bethesda, Maryland 20814

REPRESENTATIONS. Landlord and Tenant hereby acknowledge that the Lease is in full force and effect. Tenant acknowledges as of the date of Tenant’s execution of this Amendment that, to Tenant’s actual knowledge, Landlord has met all of its obligations under the Lease, except for the outstanding items listed in Paragraph 4 of this Amendment, and Landlord is not currently in default under the Lease. Landlord acknowledges that, to the best of Landlord’s knowledge, Tenant is not currently in default under the Lease.

RATIFICATION. Unless a term or condition of the Lease is expressly contradicted by the terms of this Amendment or modified hereby, all terms and conditions of the Lease shall remain in full force and effect and continue to bind Landlord and Tenant. In the event that a term of this Amendment is fundamentally inconsistent with a term of the Lease, the terms of this Amendment shall control. The terms of the Lease, as modified hereby, are ratified and affirmed by the parties.

ENTIRE AGREEMENT. This Amendment constitutes the entire agreement of the parties with respect to the subject matter addressed herein. No terms, conditions, representations, warranties, promises, or understandings, of any nature whatsoever, express or implied, have been made or relied upon by any party hereto. This Amendment may not be modified, waived, discharged or terminated other than by a writing executed by the parties hereto.

BROKER. Landlord and Tenant each represent and warrant to the other that it has not employed any broker, agent or finder with regard to this Amendment except First Potomac Management LLC, which broker will be paid pursuant to a separate agreement with Landlord, and each party hereby indemnifies and holds harmless the other for any other claims relating to commissions or brokerage fees arising from a breach of the above warranty.

AUTHORITY. The parties hereto: (i) agree to execute any and all documents, and to take any other action, that may be necessary to carry out the express terms and intent of this Amendment; (ii) represent that the individuals executing this Amendment on behalf of Landlord and Tenant are duly authorized and empowered to execute this Amendment; and (iii) agree that this document shall not be construed against any party due to said party drafting this Amendment. This Amendment may be executed in counterparts.

BINDING EFFECT. The terms of this Amendment shall be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto set forth their hands and seals as of the date first set forth above.

WITNESS/ATTEST:	LANDLORD:

Glenn Dale Business Center, L.L.C., a Maryland limited liability company

	By:	Greenbrier/Norfolk Investment LLC Its Sole Member
	By:	Greenbrier/Norfolk Holding LLC Its Sole Member
	By:	First Potomac Realty Investment Limited Partnership Its Sole Member
	By:	First Potomac Realty Trust Its General Partner

/s/ Timothy M. Zulick	By:	/s/ James H. Dawson

	Name:	James H. Dawson

	Title:	EVP

	Date:	6/18/08

WITNESS/ATTEST:	TENANT:

TVI Corporation, a Maryland corporation

/s/ Sean R. Hunt	By:	/s/ Sherri Voelkel

	Name:	Sherri Voelkel

	Title:	SVP and CFO

	Date:	6/16/08

EXHIBIT A

Preliminary Working Drawings and Specifications

[To be attached when finalized and approved by Landlord and Tenant]

A-1

EXHIBIT B

Project Budget

[OMITTED]

B-1